Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of May 10, 2006 (this “Supplemental Indenture”), among LPL Holdings, Inc., a Massachusetts corporation (the “Company”), BD Investment Holdings Inc., a Delaware corporation (“Holdings”), the other Guarantors party to the Indenture (as defined below) and Wells Fargo Bank, N.A., as trustee (“Trustee”). Capitalized terms, unless otherwise defined herein, shall have the same meanings as in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have previously become parties to an Indenture, dated as of December 28, 2005 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Company’s 10¾% Senior Subordinated Notes due 2015 (the “Securities”);

WHEREAS, the Securities are redeemable at the option of the Company beginning December 15, 2009, at a purchase price of 105.375% of the principal amount thereof, plus accrued and unpaid interest, reducing ratably on an annual basis to a purchase price of 100.000% of the principal amount thereof, plus accrued and unpaid interest on December 15, 2012;

WHEREAS, prior to December 15, 2009, the Securities are redeemable at the option of the Company at a purchase price equal to 100.000% of the principal amount thereof, plus the “Applicable Premium,” which is intended to provide securityholders with a “make-whole” premium equal to the present value of interest payments payable prior through the fourth anniversary of the Issue Date (which occurs shortly after the December 15, 2009 optional redemption date described above), computed using a discount rate equal to the Treasury Rate (as defined in the Indenture) plus 50 basis points; and

WHEREAS, the definition of “Applicable Premium” erroneously calculates the make-whole premium to include interest payments through the fifth anniversary of the Issue Date (as defined in the Indenture), rather than the fourth anniversary of the Issue Date;

WHEREAS, Section 9.01 of the Indenture provides that “the Issuer, any Guarantor (with respect to a Guarantee or this Indenture to which it is a party) and the Trustee may amend or supplement this Indenture or the Notes or the Guarantees without the consent of any Holder of Note: (a) to cure any ambiguity, omission, mistake, defect or inconsistency;”

NOW, THEREFORE, in consideration of the foregoing, and in accordance with Section 9.01(a) of the Indenture, in order to correct the definition of “Applicable Premium,” the Company and the Guarantors agree with the Trustee as follows:

ARTICLE I

AMENDMENT OF THE INDENTURE

Amendment of Section 1.01.

(a)           The definition of “Applicable Premium” in Section 1.01 of the Indenture is amended and restated as follows:

“Applicable Premium” means, with respect to any Note on any Redemption Date: (a) the present value at such Redemption Date of (i) the redemption price of the Note as of the fourth anniversary of the Issue Date (such redemption price being set forth in the table appearing in Section 3.07 hereof), plus (ii) all required interest payments due on the Note through the fourth anniversary of the Issue Date (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate (applied semi-annually) equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the Note, if greater; provided that in no event shall the Applicable Premium shall be less than “0”.  Determinations required to be made hereunder shall be made by the Issuer in good faith.”

ARTICLE II

THE TRUSTEE

SECTION 2.1.  Privileges and Immunities of Trustee.  The Trustee accepts the amendment of the Indenture and the Securities affected by this Supplemental Indenture but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended.  The Trustee shall not be responsible for the adequacy or sufficiency of this Supplemental Indenture, for the due execution thereof by the Company and the Guarantors or for the recitals contained herein, which are the Company’s and the Guarantors’ responsibilities.

ARTICLE III

MISCELLANEOUS PROVISIONS

SECTION 3.1.  Notices.  All notices and other communications to a Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

SECTION 3.2.  Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the

Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3.  Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4.  Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5.  Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6.  Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 3.7.  Headings.  The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed all as of the date and year first written above.

SIGNATURES

LPL HOLDINGS, INC.

By:	/s/ Mark S. Casady
Name:Mark S. Casady
Title: President

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

GUARANTORS:

BD INVESTMENT HOLDINGS INC.

By:	/s/ Mark S. Casady
Name:Mark S. Casady
Title: President

GLENOAK, LLC

By:	/s/ Stephanie Brown
Name:Stephanie Brown
Title: Vice President

INDEPENDENT ADVISERS GROUP CORPORATION

By:	/s/ Stephanie Brown
Name:Stephanie Brown
Title: Secretary

[First Supplemental Indenture]

LINSCO/PRIVATE LEDGER INSURANCE ASSOCIATES, INC.

By:	/s/ Stephanie Brown
Name:Stephanie Brown
Title: Vice President